Exhibit 12.2



               Computation of Ratio of Earnings to Fixed Charges
                     TOTAL ENTERPRISE BASIS--Unaudited(a)
                             Continuing Operations
                             (Dollars in Millions)

                                                         Year Ended December 31
                                              ---------------------------------------------
                                               1997      1996     1995      1994      1993
                                              ------    ------    -----    ------    ------

Portion of rentals representing interest..    $   82    $   78    $  76    $   83    $  81
Capitalized interest......................        31        11       13        58      105
Other interest and fixed charges..........       312       382      452       456      365
                                              ------    ------    -----    ------    -----
Total fixed charges (A)...................    $  425    $  471    $ 541    $  597    $ 551
                                              ======    ======    =====    ======    =====

Earnings--pretax income (loss) with
 applicable adjustments (B)...............    $1,745    $1,837    $ 877    $1,300    $ 239
                                              ======    ======    =====    ======    =====

Ratio of (B) to (A).......................      4.11      3.90     1.62      2.18       (b)
                                              ======    ======    =====    ======    =====

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(a) Amounts in prior years have been reclassified to conform to 1997 classifications.
(b) Earnings did not cover fixed charges by $312 million for 1993.